Exhibit 10.1

BRIDGE LOAN AGREEMENT

DATED AS OF JUNE 5, 2008,

AMONG

DG FASTCHANNEL, INC.,

THE GUARANTORS FROM TIME TO TIME PARTIES HERETO,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

AND

BANK OF MONTREAL,

AS ADMINISTRATIVE AGENT

BMO CAPITAL MARKETS, AS SOLE LEAD ARRANGER AND  SOLE BOOK RUNNER

i

EXHIBIT A	—	Notice of Continuation/Conversion
EXHIBIT B	—	Note
EXHIBIT C	—	Compliance Certificate
EXHIBIT D	—	Additional Guarantor Supplement
EXHIBIT E	—	Assignment and Acceptance
EXHIBIT F	—	Form of Subordination Agreement
SCHEDULE 1	—	Commitments
SCHEDULE 6.2	—	Subsidiaries
SCHEDULE 6.11	—	Litigation
SCHEDULE 6.14	—	Affiliate Transactions
SCHEDULE 8.7	—	Indebtedness
SCHEDULE 8.8	—	Liens
SCHEDULE 8.9	—	Existing Investments

BRIDGE LOAN AGREEMENT

This Bridge Loan Agreement is entered into as of June 5, 2008, by and among DG FASTCHANNEL, INC., a Delaware corporation (the “Borrower”), the direct and indirect Subsidiaries of the Borrower from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and BANK OF MONTREAL, a Canadian chartered bank acting through its Chicago branch, as Administrative Agent as provided herein.  All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

PRELIMINARY STATEMENT

(A)                              The Borrower has requested, and the Lenders have agreed to extend a subordinated bridge term loan on the terms and conditions of this Agreement.

(B)                                It is a condition to the obligations of the Lenders and the effectiveness of this Agreement that, among other things, the Vyvx Acquisition is consummated pursuant to the Vyvx Asset Purchase Agreement.

(C)                                The provisions of this Agreement and the Senior Credit Agreement are (as between the Lenders and the “Lenders” under the Senior Credit Agreement) subject to the provisions of a Subordination Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof and on the basis of the representations and warranties herein set forth, the Borrower, the Guarantors, the Lenders, and the Administrative Agent hereby agree as follows:

SECTION 1.                                                 THE CREDIT FACILITIES.

Section 1.1.                                Commitments.  Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan (individually a “Loan” and collectively for all the Lenders the “Loans”) in U.S. Dollars to the Borrower in the amount of such Lender’s Commitment.  The Loans shall be advanced in a single Borrowing on the Closing Date and shall be made ratably by the Lenders in proportion to their respective Loan Percentages, at which time the Commitments shall expire.  No amount repaid or prepaid on any Loan may be borrowed again.

Section 1.2.                                Interest Rate.  Interest on the Loans and Notes shall accrue at a rate per annum equal to the lesser of (i) 11% plus the Applicable Margin and (ii) the Interest Rate Cap, payable quarterly in arrears on each Interest Payment Date, until the Loans and Notes shall have been paid in full in cash; provided that if the interest rate as computed shall exceed 14%, the Borrower shall have the right to defer the payment of the accrued interest in excess of 14% (the “PIK Interest”) and add it to the principal amount of the Loans.  The PIK Interest when so added to the principal amount of the Loans shall itself bear interest and be due and payable on the Maturity Date.  Interest shall be computed on the basis of a 360-day year of twelve 30-days months.

Section 1.3.                                Maturity of Loan.  The Borrower shall repay all principal and interest not sooner paid on the Loans on the Maturity Date.  Each principal payment shall be applied to the Lenders holding the Loans pro rata based upon their Loan Percentages.

Section 1.4.                                Prepayments.  (a) Optional.  The Borrower may prepay in whole or in part (but, if in part, then in an amount not less than $500,000) the Loans at any time upon three (3) Business Days prior notice by the Borrower to the Administrative Agent (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date fixed for prepayment.

(b)                                 Mandatory.  (i) If the Borrower or any Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss with respect to any Property, then the Borrower shall promptly notify the Administrative Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or such Subsidiary in respect thereof) and, promptly upon receipt by the Borrower or such Subsidiary of the Net Cash Proceeds of such Disposition or Event of Loss, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; provided that (x) so long as no Default or Event of Default then exists, this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of an Event of Loss so long as such Net Cash Proceeds are applied to replace or restore the relevant Property, (y) this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of Dispositions during any fiscal year of the Borrower not exceeding $500,000 in the aggregate so long as no Default or Event of Default then exists, and (z) in the case of any Disposition not covered by clause (y) above, so long as no Default or Event of Default then exists, if the Borrower states in its notice of such event that the Borrower or the relevant Subsidiary intends to reinvest, within ninety (90) days of the applicable Disposition, the Net Cash Proceeds thereof in assets similar to the assets which were subject to such Disposition, then the Borrower shall not be required to make a mandatory prepayment under this subsection in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually reinvested in such similar assets with such 90-day period.  Promptly after the end of such 90-day period, the Borrower shall notify the Administrative Agent whether the Borrower or such Subsidiary has reinvested such Net Cash Proceeds in such similar assets, and, to the extent such Net Cash Proceeds have not been so reinvested, the Borrower shall promptly prepay the Obligations in the amount of such Net Cash Proceeds not so reinvested.  The amount of each such prepayment shall be applied first to the obligations of the Borrower under the Senior Credit Agreement in accordance with the Senior Credit Agreement and then to the outstanding Loans hereunder.  If the Administrative Agent or the Required Lenders so request, all proceeds of such Disposition or Event of Loss shall be deposited with the Administrative Agent (or its agent) and held by it in the Collateral Account.  So long as no Default or Event of Default exists, the Administrative Agent is authorized to disburse amounts representing such proceeds from one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) to or at the Borrower’s direction for application to or reimbursement for the costs of replacing, rebuilding or restoring such Property.

(ii)                                  If after the Closing Date the Borrower or any Subsidiary shall issue any Indebtedness for Borrowed Money, other than Indebtedness for Borrowed Money permitted by Section 8.7 hereof, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such Subsidiary in respect thereof.  Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds.  The amount of each such prepayment shall be applied first to the obligations of the Borrower under the Senior Credit Agreement in accordance with the Senior Credit Agreement and then to the outstanding Loans hereunder.  The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.7 hereof or any other terms of the Loan Documents.

(iii)                               If after the Closing Date the Borrower or any Subsidiary shall issue new equity securities (whether common or preferred stock or otherwise), other than equity securities issued in connection with the exercise of employee stock options or issue any Subordinated Debt, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such Subsidiary in respect thereof.  Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds.  The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.11 (Maintenance of Subsidiaries), Section 8.7 (Borrowings and Guaranties), or Section 9.1(i) (Change of Control) hereof or any other terms of the Loan Documents.

(iv)                              Each prepayment of Loans under this Section 1.4(b) shall be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date of prepayment.

(c)                                  No amount of the Loans paid or prepaid may be reborrowed.

Section 1.5.                                Default Rate.  Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans at a rate per annum equal to the sum of two percent (2%) plus the rate otherwise applicable to such Loan; provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower.  While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 1.6.                                Evidence of Indebtedness.  (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)                                 The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)                                  The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)                                 Any Lender may request that its Loan be evidenced by a promissory note or notes in the form of Exhibit B being hereinafter referred to collectively as the “Notes” and individually as a “Note”).  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of the Commitment.  Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 13.12) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 13.12, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 1.7.                                Substitution of Lenders.  In the event a Lender fails to consent to an amendment or waiver requested under Section 13.13 hereof at a time when the Required Lenders have approved such amendment or waiver (any such Lender being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitment and the Loans and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrower shall have paid to the Affected Lender all monies other than such principal owing to it hereunder, and (iii) the assignment is entered into in accordance with, and subject to the consents required by, Section 13.12 hereof (provided any assignment fees and reimbursable expenses due thereunder shall be paid by the Borrower).

SECTION 2.                                                 FEE.

Section 2.1.                                Fee.  The Borrower shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to between the Administrative Agent and the Borrower in a fee letter dated December 19, 2007, or as otherwise agreed to in writing between them.

SECTION 3.                                                 PLACE AND APPLICATION OF PAYMENTS.

Section 3.1.                                Place and Application of Payments.  All payments of principal of and interest on the Loans, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 1:00 p.m. (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower), for the benefit of the Lender(s) entitled thereto.  Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day.  All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.  If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to:  (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.

Anything contained herein to the contrary notwithstanding (including, without limitation, Section 1.4(b) hereof), all payments and collections received in respect of the Obligations, in each instance, by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a)                                  first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 13.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b)                                 second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(c)                                  third, to the payment of principal on the Loans; and

(d)                                 finally, to the Borrower or whoever else may be lawfully entitled thereto.

Section 3.2.                                Account Debit.   The Borrower hereby irrevocably authorizes the Administrative Agent to charge any of the Borrower’s deposit accounts maintained with the Administrative Agent for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrower or any other Person for the Administrative Agent’s failure to do so.

SECTION 4.                                                 GUARANTIES.

Section 4.1.                                Guaranties.  The payment and performance of the Obligations, shall at all times be guaranteed by each direct and indirect Domestic Subsidiary of the Borrower pursuant to Section 12 hereof or pursuant to one or more guaranty agreements in form and substance acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties” and each such Subsidiary executing and delivering this Agreement as a Guarantor (including any Subsidiary hereafter executing and delivering an Additional Guarantor Supplement in the form called for by Section 12 hereof) or a separate Guaranty being referred to herein as a “Guarantor” and collectively the “Guarantors”).

Section 4.2.                                Further Assurances.  In the event the Borrower or any Guarantor forms or acquires any other Subsidiary after the date hereof, except as otherwise provided in Section 4.1 above, the Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

SECTION 5.                                                 DEFINITIONS; INTERPRETATION.

Section 5.1.                                Definitions.  The following terms when used herein shall have the following meanings:

“Acquired Business” means the entity or assets acquired by the Borrower or a Subsidiary in an Acquisition, whether before or after the date hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a

Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.

“Adjusted EBITDA” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period, (d) Transactions Costs, (e) any non-recurring costs and extraordinary expenses approved by the Administrative Agent in its sole discretion, (f) restructuring charges and any other items approved by the Administrative Agent in its sole reasonable discretion, plus (g) synergies related to a Permitted Acquisition approved by the Administrative Agent in its sole reasonable discretion; provided that Adjusted EBITDA shall be (i) $10,053,000 for the three months ended June 30, 2007, (ii) $9,247,000 for the three months ended September 30, 2007, and (iii) $10,267,000 for the three months ended December 31, 2007; provided, further that there shall be included in such determination for such period all such amounts attributable to any Person acquired during such period pursuant to a Permitted Acquisition to the extent not subsequently sold or otherwise disposed of during such period.

“Administrative Agent” means Bank of Montreal, in is capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 11.7 hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person.  A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Bridge Loan Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Applicable Margin” means the rates per annum shown in accordance with the following schedule:

FROM AND INCLUDING	TO AND INCLUDING:	APPLICABLE MARGIN SHALL BE:

the date hereof	August 5, 2008	0%

August 6, 2008	September 5, 2008	0.50%

September 6, 2008	October 5, 2008	1.00%

October 6, 2008	November 5, 2008	1.50%

November 6, 2008	December 5, 2008	2.00%

December 6, 2008	January 5, 2009	2.50%

January 6, 2009	February 5, 2009	3.00%

February 6, 2009	March 5, 2009	3.50%

March 6, 2009	and thereafter	4.00%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.12 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Base Rate” means for any day the greater of:  (i) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate) and (ii) the sum of (x) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (y) 1/2 of 1%.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 50% or more of the outstanding capital stock or other equity interests of the Borrower on a fully-diluted basis, other than acquisitions of such interests by Scott K. Ginsburg, (b) the failure of individuals who are members of the board of directors (or similar governing body) of the Borrower on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Borrower, or (c) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money of the Borrower or any Subsidiary shall occur.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral Account” is defined in Section 1.4(b) hereof.

“Commitment” means, as to any Lender, the obligation of such Lender to make its Loan on the Closing Date in the principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 8.10(a), 8.10(b), or 8.10(d) hereof.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with reference to any period, Net Income for such period, plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, and (c) depreciation of fixed assets and amortization of intangible assets for such period.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Guarantor or any of the Borrower’s or such Guarantor’s Affiliates or Subsidiaries.

“Eligible Line of Business” means any business engaged in as of the date of this Agreement by the Borrower or any of its Subsidiaries.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Event of Loss” means, with respect to any Property, any of the following:  (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate appearing in Section 5.1(a) hereof.

“Fixed Charge Coverage Ratio” means as of the last day of each fiscal quarter of the Borrower, the ratio of (a) Adjusted EBITDA minus Capital Expenditures (including any Capital Expenditures of any Acquired Business) ~~f~~or the same four fiscal quarters then ended to (b) Fixed Charges for the same four fiscal quarters then ended.

“Fixed Charges” means, with reference to any period, the sum of (a) all scheduled payments of principal made or to be made during such period with respect to Indebtedness for Borrowed Money of the Borrower and its Subsidiaries, (b) cash Interest Expense for such period, (c) federal, state, and local income taxes paid or payable by the Borrower and its Subsidiaries in cash during such period, (d) the aggregate amount of dividends paid in cash by the Borrower during such period, and (e) the aggregate cash consideration paid by the Borrower during such period in connection with any repurchases of its capital stock; provided (i) that for each period ending on or prior to December 31, 2008, all amounts in clauses (a), (b) and (c) above shall be calculated as such amounts paid from March 13, 2008 and then annualized and (ii) for the quarterly period ending on June 30, 2008 for purposes of clause (a) above, the Borrower shall be deemed to have made scheduled principal payments on the “Term A Loans” (as defined in the Senior Credit Agreement) in the amount equal to $3,250,000.

“Foreign Subsidiary” means each Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Guarantor” and “Guarantors” each is defined in Section 4.1 hereof.

“Guaranty” and “Guaranties” each is defined in Section 4.1 hereof.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, or as to which such approval has been withdrawn.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities, including but not limited to convertible debentures), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than thirty (30) days past due), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means each March 31, June 30, September 30 and December 31 (commencing with June 30, 2008) and the Maturity Date.

“Interest Rate Cap” means the rate per annum equal to 15%.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

“Lenders” means and includes the financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 13.12 hereof.

 “Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” is defined in Section 1.1 hereof.

“Loan Documents” means this Agreement, the Notes (if any), the Guaranties, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

 “Loan Percentage” means, for each Lender, the percentage of the Commitments represented by such Lender’s Commitment or, if the Commitments have been terminated or have expired, the percentage held by such Lender of the aggregate principal amount of all Loans then outstanding.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform its material obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Maturity Date” means June 5, 2010.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable costs, fees and expenses incurred in connection therewith, (ii) income, sale, use or other transactional taxes paid or payable by such Person as a result of such Disposition, and (iii) the principal amount of, premium, if any, and interest on any Indebtedness for Borrowed Money secured by a Lien on the asset (or a portion thereof) disposed of, which Indebtedness for Borrowed Money is required to be repaid in connection with such Disposition, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of (i) reasonable costs, fees and expenses incurred in connection with the collection of such proceeds, awards or other payments and (ii) the principal amount, premium, if any, and interest on any Indebtedness for Borrowed Money secured by a Lien on the asset (or a portion thereof) subject to such Event of Loss, which Indebtedness for Borrowed Money is required to be repaid in connection with such Event of Loss, and (c) with respect to any issuance of any Indebtedness for Borrowed Money by a Person,  cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees and expenses incurred in connection therewith.

“Net Income” means, with reference to any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Borrower or another Subsidiary, (b) the net income (or net loss) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has a equity interest in, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period, (c) any non-cash gains or non-cash losses, (d) any other extraordinary gains or extraordinary losses, (e) any results from discontinued operations and (f) impairment charges with respect to any assets.

“Note” and “Notes” each is defined in Section 1.6 hereof.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Premises” means the real property owned or leased by the Borrower or any Subsidiary.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans constitute (i) more than fifty percent (50%) of the sum of the total outstanding Loans of the Lenders if there are more than two Lenders at such time, and (ii) one hundred percent (100%) of the sum of the total outstanding Loans of the Lenders if there are one or two Lenders at such time.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“Senior Agent” is defined in the definition of Senior Credit Agreement set forth in this Section 5.1.

“Senior Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of March 13, 2008 by and between the Borrower, the guarantors party thereto, Bank of Montreal, as Administrative Agent for itself and the other lenders and financial institutions party thereto (the “Senior Agent”) and such lenders, as the same may be amended, modified, supplemented or restated from time to time.

“Subordinated Debt” means Indebtedness for Borrowed Money which is subordinated in right of payment to the prior payment of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability pursuant to subordination provisions approved in writing by the Administrative Agent and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are in form and substance, in each case satisfactory to the Administrative Agent.

“Subordination Agreement” means the agreement entered into by and among the Administrative Agent and the Senior Agent in the form attached hereto as Exhibit F, and any agreement entered into by and among the Administrative Agent and the holders of any Subordinated Debt, in form and substance satisfactory to the Administrative Agent.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization.  Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication) of (a) all Indebtedness for Borrowed Money of the Borrower and its Subsidiaries at such time and (b) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by the Borrower or any of its Subsidiaries or which the Borrower or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Borrower or any of its Subsidiaries has otherwise assured a creditor against loss.

“Total Leverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of Total Funded Debt of the Borrower and its Subsidiaries as of the last day of such fiscal quarter to Adjusted EBITDA of the Borrower and its Subsidiaries for the period of four fiscal quarters then ended.

“Transaction Costs” means all transaction fees, charges and other amounts related to this Agreement or any Permitted Acquisitions as approved by the Administrative Agent (including, without limitation, any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith).

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Vyvx” means collectively, Level 3 Communications LLC, a Delaware limited liability company, Wiltel Communications, LLC, a Delaware limited liability company and Vyvx, LLC, a Delaware limited liability company.

“Vyvx Acquisition” means the acquisition of substantially all of the assets of Vyvx upon satisfaction of the conditions precedent under Section 7 hereof.

“Vyvx Asset Purchase Agreement” means that certain Asset Purchase Agreement dated as of December 18, 2007, by and among the Borrower and Vyvx, together with any amendments, modifications or supplements thereto, in effect on the date hereof.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

Section 5.2.                                Interpretation.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 5.3.                                Change in Accounting Principles.  If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made.  No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles.  Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles.  Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 6.                                                 REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

Section 6.1.                                          Organization and Qualification.  The Borrower is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Delaware, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

Section 6.2.                                          Subsidiaries.  Each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.  Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding.  All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable, except as set forth on Schedule 6.2, and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Borrower or another Subsidiary are owned beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens other than the Liens granted in favor of the Senior Agent under and pursuant to the Senior Credit Agreement or the collateral documents related thereto.  There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary except as set forth on Schedule 6.2.

Section 6.3.                                          Authority and Validity of Obligations.  The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for and to perform all of its obligations hereunder and under the other Loan Documents executed by it.  Each Subsidiary has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability and to perform all of its obligations under the Loan Documents executed by it.  The Loan Documents delivered by the Borrower and its Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of the Borrower and its Subsidiaries enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of the Borrower or any Subsidiary, (b) contravene or constitute a default under any provision of law, any judgment, injunction, order, decree, covenant, indenture or agreement of binding upon or affecting the Borrower or any Subsidiary or any of their Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary other than the Liens granted in favor of the Senior Agent under and pursuant to the Senior Credit Agreement or the collateral documents related thereto.

Section 6.4.                                          Use of Proceeds; Margin Stock.  The Borrower shall use the proceeds of the Loans to fund the Vyvx Acquisition and for such other legal and proper purposes as are consistent with all applicable laws.  Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.  Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 6.5.                                          Financial Reports.   The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2006 and December 31, 2007, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of KPMG LLP, independent public accountants, heretofore furnished to the Administrative Agent and the Lenders, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis.  Neither the Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

Section 6.6.                                          No Material Adverse Change.  Since December 31, 2006, there has been no change in the condition (financial or otherwise) or business prospects of the Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 6.7.                                          Full Disclosure.  The statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to the Administrative Agent and the Lenders, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable at the time.

Section 6.8.                                          Trademarks, Franchises, and Licenses.  The Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

Section 6.9.                                          Governmental Authority and Licensing.  The Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect.  No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Borrower, threatened.

Section 6.10.                                   Good Title.  The Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet  of the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.

Section 6.11.                                   Litigation and Other Controversies.  Except as set forth on Schedule 6.11, there is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Subsidiary or any of their Property which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.12.                                   Taxes.  All tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon the Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided.  The Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts.  Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

Section 6.13.                                   Approvals.  No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 6.14.                                   Affiliate Transactions.  Except as set forth on Schedule 6.14, neither the Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 6.15.                                   Investment Company.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16.                                   ERISA.  The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.  Neither the Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 6.17.                                   Compliance with Laws.  (a) The Borrower and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)                                 Without limiting the representations and warranties set forth in Section 6.17(a) above, except for such matters, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect, the Borrower represents and warrants that:  (i) the Borrower and its Subsidiaries, and each of the Premises, comply in all material respects with all applicable Environmental Laws; (ii) the Borrower and its Subsidiaries have obtained all governmental approvals required for their operations and each of the Premises by any applicable Environmental Law; (iii) the Borrower and its Subsidiaries have not, and the Borrower has no knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Premises in any material quantity and, to the knowledge of the Borrower, none of the Premises are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) none of the Premises contain and have contained any:  (1) underground storage tank, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) the Borrower and its Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Premises; (vi) the Borrower and its Subsidiaries have no material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) the Borrower and its Subsidiaries are not subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving the Borrower or any Subsidiary or any of the Premises, and there are no conditions or occurrences at any of the Premises which could reasonably be anticipated to form the basis for an Environmental Claim against the Borrower or any Subsidiary or such Premises; (viii) none of the Premises are subject to any, and the Borrower has no knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and (ix) there are no conditions or circumstances at any of the Premises which pose an unreasonable risk to the environment or the health or safety of Persons.

Section 6.18.                                   Other Agreements.  Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 6.19.                                   Solvency.  The Borrower and its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 6.20.                                   No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Borrower hereby agrees to indemnify the Administrative Agent and the Lenders against, and agree that they will hold the Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

Section 6.21.                                   No Default.  No Default or Event of Default has occurred and is continuing.

SECTION 7.                                                 CONDITIONS PRECEDENT.

The obligation of the Lenders to make the Loans hereunder is subject to the following conditions precedent:

(a)   the Administrative Agent shall have received this Agreement duly executed by the Borrower and its Subsidiaries, as Guarantors, and the Lenders;

(b)   if requested by any Lender, the Administrative Agent shall have received for such Lender such Lender’s duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.6 hereof;

(c)   the Administrative Agent shall have received evidence of insurance required to be maintained hereunder;

(d)   the Administrative Agent shall have received copies of the Borrower’s and each Subsidiary’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

(e)   the Administrative Agent shall have received copies of resolutions of the Borrower’s and each Subsidiary’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s and each Subsidiary’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(f)   the Administrative Agent shall have received copies of the certificates of good standing for the Borrower and each Subsidiary (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(g)   the Administrative Agent shall have received the initial fees called for by Section 2 hereof;

(h)   the Administrative Agent shall have received financing statement, tax, and judgment lien search results against the Property of the Borrower and each Subsidiary evidencing the absence of Liens on its Property except as permitted by Section 8.8 hereof;

(i)   the Administrative Agent shall have received the favorable written opinion of counsel to the Borrower and each Subsidiary, in form and substance satisfactory to the Administrative Agent;

(j)   the Administrative Agent shall have received an executed Internal Revenue Service Form W-9 for the Borrower; and

(k)   the Administrative Agent and the Senior Agent shall have entered into a Subordination Agreement in form and substance acceptable to the Administrative Agent and the Lenders;

(l)   each of the representations and warranties set forth herein shall be and remain true and correct in all material respects as of the Closing Date, except to the extent the same expressly relate to an earlier date; and

(m)   the Administrative Agent shall have received evidence that the Borrower has acquired substantially all of the assets of Vyvx, including without limitation, satisfaction of the following conditions:

(i)   if a new Subsidiary is formed or acquired as a result of or in connection with the Vyvx Acquisition, the Borrower shall have complied with the requirements of Section 4 hereof in connection therewith and shall deliver to the Administrative Agent (A) certified resolutions of the Board of Directors of such new Subsidiary authorizing the actions required by Section 4 hereof, (B) articles of incorporation certified to by the Secretary of State of such new Subsidiaries state of incorporation, (C) by-laws certified to by an authorized officer of such new Subsidiary, (D) a good standing certificate of such new Subsidiary from the state of incorporation, and (E) an opinion of counsel to such new Subsidiary;

(ii)   the Administrative Agent shall have received audited financial statements for Vyvx for the fiscal years ending December 31, 2006 and December 31, 2007, and a closing balance sheet of the Borrower adjusted to give effect to the Vyvx Acquisition in form and substance acceptable to the Administrative Agent;

(iii)   no Material Adverse Effect (as defined in the Vyvx Asset Purchase Agreement) with respect to Vyvx shall have occurred since September 30, 2007;

(iv)   the Acquisition shall have been approved by Vyvx’s directors and shareholders (if necessary), and all necessary legal and regulatory approvals with respect to the Vyvx Acquisition shall have been obtained.  There shall be no injunction, temporary restraining order or other legal action in effect which would prohibit the closing of Vyvx Acquisition or the closing and funding of any Loan in connection therewith;

(v)   the Administrative Agent shall have received certificates or other evidence reasonably acceptable to it of the solvency of the Borrower on a consolidated basis after giving effect to the Vyvx Acquisition;

(vi)   after giving effect to the Vyvx Acquisition the Borrower shall have not less than $5,000,000 of Excess Availability as such term is defined and used in the Senior Credit Agreement, provided that accounts payable are at historically normal levels reasonably acceptable to the Administrative Agent;

(vii)   the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that (A) the Borrower’s pro forma Adjusted EBTIDA for the twelve months ending immediately prior to the Vyvx Acquisition is at least $50,000,000 and (B) that the Total Leverage Ratio and Senior Leverage Ratio is less 3.5 to 1.0 and 2.5 to 1.0, respectively, calculated based on the Adjusted EBITDA for the twelve months prior ending immediately prior to the Vyvx Acquisition (assuming the indebtedness occurred at the time of the Vyvx Acquisition was incurred on the first day of such twelve month period and on a pro forma basis after giving effect to the Vyvx Acquisition); provided that, for purposes of determining compliance with each of the aforementioned conditions, Adjusted EBITDA shall be calculated on a pro forma basis to include EBITDA of Vyvx and the synergies related to the Vyvx Acquisition with any such adjustments to EBITDA to be reasonably acceptable to the Administrative Agent;

(viii)   the Administrative Agent shall have received the Vyvx Asset Purchase Agreement and the Vyvx Acquisition shall have been consummated (A) in accordance with the Vyvx Asset Purchase Agreement and the related disclosure schedules and exhibits thereto, without waiver or amendment thereof (other than any such waivers or amendments (including, without limitation, with respect to any representations and warranties in the Vyvx Asset Purchase Agreement) as are not materially adverse to the Lenders) unless consented to by the Administrative Agent (which consent shall not be unreasonably withheld or delayed) or (B) on such other terms and conditions as are reasonably satisfactory to the Administrative Agent; and

(ix)   the Administrative Agent shall have received customary lien searches on the Property of Vyvx evidencing the absence of liens on its property except for liens permitted hereunder.

SECTION 8.                                                 COVENANTS.

The Borrower agrees that, so long as the Loans are outstanding and any other credit is available to or is in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.13 hereof:

Section 8.1.                                          Maintenance of Business.  The Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence, except as otherwise provided in Section 8.10(c) hereof.  The Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 8.2.                                          Maintenance of Properties.  The Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

Section 8.3.                                Taxes and Assessments.  The Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 8.4.                                Insurance.  The Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, business interruption, employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses.  The Borrower shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

Section 8.5.                                Financial Reports.  The Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, and each Lender such information respecting the business and financial condition of the Borrower and each Subsidiary as the Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to the Administrative Agent, and the Lenders:

(a)                                  as soon as available, and in any event no later than forty-five (45) days after the last day of each fiscal quarter of each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the last day of such fiscal quarter and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent;

(b)                                 as soon as available, and in any event no later than ninety (90) days after the last day of each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by an unqualified opinion of KPMG LLP or another firm of independent public accountants of recognized national standing, selected by the Borrower and reasonably satisfactory to the Administrative Agent and the Required Lenders, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c)                                  within the period provided in subsection (b) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

(d)                                 promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(e)                                  promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

(f)                                    promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of the Borrower or any Subsidiary or of notice of any material noncompliance with any applicable law, regulation or guideline relating to the Borrower or any Subsidiary, or its business;

(g)                                 as soon as available, and in any event no later than thirty (30) days after the beginning of each fiscal year of the Borrower, a copy of the Borrower’s consolidated and consolidating business plan for such fiscal year, such business plan to show the Borrower’s projected consolidated and consolidating revenues, expenses and balance sheet on a quarter-by-quarter basis, such business plan to be in reasonable detail prepared by the Borrower and in form satisfactory to the Administrative Agent and the Required Lenders (which shall include a summary of all assumptions made in preparing such business plan);

(h)                                 notice of any Change of Control;

(i)                                     promptly after knowledge thereof shall have come to the attention of any responsible officer of the Borrower, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Borrower or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; (ii) the occurrence of any Default or Event of Default hereunder; or (iii) any condition exists or the occurrence of an event that would reasonably be expected to have a Material Adverse Effect; and

(j)                                     with each of the financial statements delivered pursuant to subsections (a) and (b) above, a written certificate in the form attached hereto as Exhibit C signed by the chief financial officer of the Borrower or another officer of the Borrower acceptable to the Administrative Agent to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower or any Subsidiary to remedy the same.  Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.22 hereof.

Section 8.6.                                     Inspection.  The Borrower shall, and shall cause each Subsidiary to, permit the Administrative Agent, and each Lender and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Administrative Agent, and such Lenders, the finances and affairs of the Borrower and its Subsidiaries) at such reasonable times and intervals during normal business hours as the Administrative Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to the Borrower.

Section 8.7.                                     Borrowings and Guaranties.  The Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or incur liabilities for interest rate, currency, or commodity cap, collar, swap, or similar hedging arrangements, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a)                                  the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability of the Borrower and its Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates);

(b)                                 purchase money indebtedness and Capitalized Lease Obligations of the Borrower and its Subsidiaries in an amount not to exceed [$5,500,000] in the aggregate at any one time outstanding;

(c)                                  obligations of the Borrower or any Subsidiary arising out of interest rate, foreign currency, and commodity hedging agreements entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;

(d)                                 endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(e)                                  intercompany advances from time to time owing by any Guarantor to the Borrower or another Guarantor or by the Borrower to a Guarantor in the ordinary course of business to finance working capital needs;

(f)                                    indebtedness of the Borrower or any Subsidiary existing on March 13, 2008 and not otherwise permitted under this Section and listed on Schedule 8.7, and any refinancings, refundings, renewals and extensions thereof;

(g)                                 unsecured Subordinated Debt issued by the Borrower the proceeds of which are used to repay the Bridge Loan; provided that (i) the principal amount of such Subordinated Debt shall not exceed the principal amount outstanding under the Bridge Loan at the time of such issuance and (ii) such Subordinated Debt shall be subject to a Subordination Agreement; and

(h)                                 indebtedness owing to the lenders under the Senior Credit Agreement in an amount not to exceed $145,000,000 in the aggregate and Hedging Liability and Funds Transfer and Deposit Account Liability of the Borrower and its Subsidiaries owing to the Senior Agent and the “Lenders” (and their Affiliates) under the Senior Credit Agreement.

Section 8.8.                                Liens.  The Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)                                  Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b)                                 mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c)                                  judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Borrower and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $1,750,000 at any one time outstanding;

(d)                                 Liens on equipment of the Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 8.7(b) hereof, representing or incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(e)                                  any interest or title of a lessor under any operating lease;

(f)                                    easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(g)                                 Liens existing on any asset of any Person at the time such Person becomes a Subsidiary or is merged or consolidated with or into a Subsidiary which (i) were not created in contemplation of or in connection with such event and (ii) do not extend to or cover any other Property or assets of the Borrower or any Subsidiary, so long as any Indebtedness for Borrowed Money related to any such liens is permitted under Section 8.7;

(h)                                 Liens not otherwise permitted by this Section and in existence on March 13, 2008 and described on Schedule 8.8; and

(i)                                     Liens granted in favor of the Senior Agent pursuant to the Senior Credit Agreement or the collateral documents related thereto.

Section 8.9.                                Investments, Acquisitions, Loans and Advances.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)                                  investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b)                                 investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(c)                                  investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(d)                                 investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e)                                  investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f)                                    the Borrower’s investment existing on the date of this Agreement in its Foreign Subsidiaries and the Borrower’s investments from time to time in its Domestic Subsidiaries, and investments made from time to time by a Domestic Subsidiary in one or more of its Domestic Subsidiaries;

(g)                                 intercompany advances made from time to time by the Borrower or a Guarantor to another Guarantor or by a Guarantor to the Borrower in the ordinary course of business to finance working capital needs;

(h)                                 the Vyvx Acquisition;

(i)                                     the Borrower’s and Subsidiaries’ investments existing on the date of this Agreement and listed on Schedule 8.9 hereof; and

(j)                                     investments in hedges, including currency and interest rate hedges; provided such investments shall be for non-speculative purposes;

(k)                                  other investments, loans, and advances in addition to those otherwise permitted by this Section in an amount not to exceed $5,500,000 in the aggregate at any one time outstanding.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 8.10.                         Mergers, Consolidations and Sales.  The Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:

(a)                                  the sale or lease of inventory in the ordinary course of business;

(b)                                 the sale, transfer, lease or other disposition of Property of the Borrower and its Subsidiaries to one another in the ordinary course of its business;

(c)                                  the merger of any Subsidiary with and into the Borrower or any other Subsidiary, provided that, in the case of any merger involving (i) the Borrower, the Borrower is the corporation surviving the merger and (ii) a Guarantor, a Guarantor or the Borrower is the surviving entity;

(d)                                 the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(e)                                  the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business; and

(f)                                    the sale, transfer, lease or other disposition of Property of the Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Subsidiaries not more than $1,500,000 during any fiscal year of the Borrower.

Section 8.11.                              Maintenance of Subsidiaries.  The Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of Subsidiaries granted to the Senior Agent pursuant to the Senior Credit Agreement or the collateral documents related thereto, (b) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary and (c) any transaction permitted by Section 8.10(c) above.

Section 8.12.                         Dividends and Certain Other Restricted Payments.  The Borrower shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than dividends or distributions payable solely in its capital stock or other equity interests) or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same (collectively referred to herein as “Restricted Payments”); provided, however, that the foregoing shall not operate to prevent (i) the making of dividends or distributions by any Subsidiary to the Borrower; and (ii) that so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the repurchase by the Borrower of its capital stock in an aggregate amount not to exceed $3,000,000 per fiscal year of the Borrower.

Section 8.13.                         ERISA.  The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property.  The Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of:  (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

Section 8.14.                         Compliance with Laws.  (a) The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

(b)                            Without limiting the agreements set forth in Section 8.14(a) above, the Borrower shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:  (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business and in de minimis amounts; (vii) within ten (10) Business Days notify the Administrative Agent in writing of and provide any reasonably requested documents upon learning of any of the following in connection with the Borrower or any Subsidiary or any of the Premises: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Premises imposed by any governmental authority as set forth in a deed or other instrument affecting the Borrower’s or any Subsidiary’s interest therein; (x) promptly provide or otherwise make available to the Administrative Agent any reasonably requested environmental record concerning the Premises which the Borrower or any Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required by any governmental authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any governmental authority under any Environmental Law.

Section 8.15.                         Burdensome Contracts With Affiliates.  Except as set forth on Schedule 6.14, the Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 8.16.                         No Changes in Fiscal Year.  The fiscal year of the Borrower and its Subsidiaries ends on December 31 of each year; and the Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

Section 8.17.                         Formation of Subsidiaries.  Promptly upon the formation or acquisition of any Domestic Subsidiary, the Borrower shall provide the Administrative Agent and the Lenders notice thereof and timely comply with the requirements of Section 4 hereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Subsidiary).  Except for Foreign Subsidiaries existing on the Closing Date and identified on Schedule 6.2 hereof, the Borrower shall not, nor shall it permit any Subsidiary to, form or acquire any Foreign Subsidiary.

Section 8.18.                         Change in the Nature of Business.  The Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.

Section 8.19.                         Use of Proceeds.  The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

Section 8.20.                         No Restrictions.  Except as provided herein, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Subsidiary to:  (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary, or (e) guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability and/or grant Liens on its assets to the Administrative Agent as required by the Loan Documents.

Section 8.21.                         Subordinated Debt.  The Borrower shall not, nor shall it permit any Subsidiary to, (a) amend or modify any of the terms or conditions relating to Subordinated Debt, (b) make any voluntary prepayment of Subordinated Debt or effect any voluntary redemption thereof, or (c) make any payment on account of Subordinated Debt which is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations.  Notwithstanding the foregoing, the Borrower may agree to a decrease in the interest rate applicable thereto or to a deferral of repayment of any of the principal of or interest on the Subordinated Debt beyond the current due dates therefor.

Section 8.22.                         Financial Covenants.  (a) Total Leverage Ratio.  As of the last day of each fiscal quarter of the Borrower ending during the relevant period set forth below, the Borrower shall not permit the Total Leverage Ratio to be greater than the corresponding ratio set forth opposite such period:

FISCAL QUARTER ENDING ON OR ABOUT	TOTAL LEVERAGE RATIO SHALL NOT BE GREATER THAN:
The Closing Date through 06/30/08	4.25 to 1.0
07/01/08 through 09/30/08	4.00 to 1.0
10/01/08 through 12/31/09	3.75 to 1.0
01/01/10 and at all times thereafter	3.25 to 1.0

(b)                            Fixed Charge Coverage Ratio.  As of the last day of each fiscal quarter of the Borrower, the Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00.

Section 8.23                            Equity Offering.  Subject to the requirements of applicable law, if any portion of the Loans remains outstanding after December 5, 2009 and following consultation with the Administrative Agent and upon written notice by the Administrative Agent (an “Equity Securities Notice”), the Borrower shall execute an offering of Equity Securities (an “Equity Securities Offering”) upon such terms and conditions as specified in the Equity Securities Notice, it being understood that:  (a) the Borrower shall engage one or more investment advisers reasonably acceptable to the Administrative Agent (the “Investment Adviser”) which shall determine in its reasonable discretion after consultation with the Borrower whether the Borrower shall publicly sell or privately place, in one or more transactions, either equity securities (the “Equity Securities”) or other securities the proceeds of which shall be sufficient to repay the outstanding Loans; (b) such Equity Securities Offering shall be completed without regard to the Borrower’s share price at that time; and (c) other arrangements with respect to such Equity Securities or other securities will be customary, taking into account the then prevailing market conditions as determined collectively by the Administrative Agent and the Investment Bank.

SECTION 9.                                                 EVENTS OF DEFAULT AND REMEDIES.

Section 9.1.                                Events of Default.  Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)                                  default in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement), or default for a period of five (5) Business Days in the payment when due of any fee or other Obligation payable hereunder or under any other Loan Document;

(b)                                 default in the observance or performance of any covenant set forth in Sections 8.1, 8.5, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.21, 8.22 or 8.23 hereof;

(c)                                  default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any officer of the Borrower or (ii) written notice thereof is given to the Borrower by the Administrative Agent;

(d)                                 any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e)                                  any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f)                                    default shall occur under any Indebtedness for Borrowed Money (other than the Obligations owing under the Senior Credit Agreement) issued, assumed or guaranteed by the Borrower or any Subsidiary aggregating in excess of $1,250,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(g)                                 any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $1,750,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days;

(h)                                 the Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $1,250,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $1,250,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) Days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i)                                     any Change of Control shall occur;

(j)                                     the Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof; or

(k)                                  a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against the

Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days; or

(l)                                     a default shall occur under the Senior Credit Agreement which has resulted in the acceleration of the maturity of any “Obligation” under the Senior Credit Agreement; or

(m)                               any Subordination Agreement shall for any reason not be or shall cease to be in full force and effect or is declared null and void, or any party thereto (other than the Administrative Agent) takes any action for the purpose of repudiating or rescinding such agreement or any of its obligations thereunder.

Section 9.2.                                Non-Bankruptcy Defaults.  When any Event of Default (other than those described in subsection (j) or (k) of Section 9.1 hereof with respect to the Borrower) has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking.  The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3.                                Bankruptcy Defaults.  When any Event of Default described in subsections (j) or (k) of Section 9.1 hereof with respect to the Borrower has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking.

Section 9.4.                                Notice of Default.  The Administrative Agent shall give notice to the Borrower under Section 9.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

SECTION 10.                                           RESERVED.

SECTION 11.                                           THE ADMINISTRATIVE AGENT.

Section 11.1.                         Appointment and Authorization of Administrative Agent.  Each Lender hereby appoints Bank of Montreal as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.  The Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein.

Section 11.2.                         Administrative Agent and its Affiliates.  The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents.  The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender.  References in Section 1 hereof to the Administrative Agent’s Loans, or to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.

Section 11.3.                         Action by Administrative Agent.  If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 8.5 hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof.  The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein.  Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.2 and 9.5.  Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders.  In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower.  In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder.  Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 11.4.                         Consultation with Experts.  The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5.                         Liability of Administrative Agent; Credit Decision.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents:  (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify:  (i) any statement, warranty or representation made in connection with this Agreement or any other Loan Document; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence.  The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care.  The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties.  In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents.  The Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent.  Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents.  It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto.

Section 11.6.                         Indemnity.  The Lenders shall ratably, in accordance with their respective Loan Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified.  The obligations of the Lenders under this Section shall survive termination of this Agreement.  The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

Section 11.7.                         Resignation of Administrative Agent and Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower.  Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000.  Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor.  If the Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and the Borrower shall be directed to make all payments due each Lender hereunder directly to such Lender.

Section 11.8.                         Designation of Additional Agents.  The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 11.9.                         Authorization to Enter into, and Enforcement of, the Subordination Agreements.  The Administrative Agent is hereby irrevocably authorized by each of the Lenders to execute and deliver any Subordination Agreement on behalf of each of the Lenders and their Affiliates and to take such action and exercise such powers under the Subordination Agreements as the Administrative Agent considers appropriate, provided the Administrative Agent shall not amend the Subordination Agreements unless such amendment is agreed to in writing by the Required Lenders.  Each Lender acknowledges and agrees that it will be bound by the terms and conditions of the Subordination Agreements upon the execution and delivery thereof by the Administrative Agent.

SECTION 12.                                           THE GUARANTEES.

Section 12.1.                         The Guarantees.  To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Subsidiary party hereto (including any Subsidiary executing an Additional Guarantor Supplement in the form attached hereto as Exhibit D or such other form acceptable to the Administrative Agent) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders and their Affiliates, the due and punctual payment of all present and future Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, including, but not limited to, the due and punctual payment of principal of and interest on the Loans and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all Hedging Liability and Funds Transfer and Deposit Account Liability, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding).  In case of failure by the Borrower or other obligor punctually to pay any Obligations, Hedging Liability, or Funds Transfer and Deposit Account Liability guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.

Section 12.2.                         Guarantee Unconditional.  The obligations of each Guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a)                        any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrower or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b)                       any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability;

(c)                        any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or other obligor or of any other guarantor contained in any Loan Document;

(d)                       the existence of any claim, set-off, or other rights which the Borrower or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender or any other Person, whether or not arising in connection herewith;

(e)                        any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower or other obligor, any other guarantor, or any other Person or Property;

(f)                          any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower or other obligor, regardless of what obligations of the Borrower or other obligor remain unpaid;

(g)                       any invalidity or unenforceability relating to or against the Borrower or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or other obligor or any other guarantor of the principal of or interest on any Loan or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability; or

(h)                       any other act or omission to act or delay of any kind by the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 12.

Section 12.3.                         Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances.  Each Guarantor’s obligations under this Section 12 shall remain in full force and effect until the Commitments are terminated and the principal of and interest on the Loans and all other amounts payable by the Borrower and the Guarantors under this Agreement and all other Loan Documents shall have been paid in full.  If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Borrower or other obligor or any Guarantor under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 12.4.                         Subrogation.  Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations shall have been paid in full subsequent to the termination of all the Commitments.  If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability and all other amounts payable by the Borrower hereunder and the other Loan Documents and (y) the termination of the Commitments, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders (and their Affiliates) or be credited and applied upon the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 12.5.                         Waivers.  Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender or any other Person against the Borrower or other obligor, another guarantor, or any other Person.

Section 12.6.                         Limit on Recovery.  Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 12 void or avoidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 12.7.                         Stay of Acceleration.  If acceleration of the time for payment of any amount payable by the Borrower or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 12.8.                         Benefit to Guarantors.  The Borrower and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower has a direct impact on the success of each Guarantor.  Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 12.9.                         Guarantor Covenants.  Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

SECTION 13.                                                                          MISCELLANEOUS.

Section 13.1.                         Withholding Taxes.  (a) Payments Free of Withholding.  Except as otherwise required by law and subject to Section 13.1(b) hereof, each payment by the Borrower and the Guarantors under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the Borrower or such Guarantor is domiciled, any jurisdiction from which the Borrower or such Guarantor makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein.  If any such withholding is so required, the Borrower or such Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made.  If the Administrative Agent or any Lender pays any amount in respect of any such taxes, penalties or interest, the Borrower or such Guarantor shall reimburse the Administrative Agent or such Lender for that payment on demand in the currency in which such payment was made.  If the Borrower or such Guarantor pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth (30th) day after payment.

(b)                                 U.S. Withholding Tax Exemptions.  Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender hereunder, two (2) duly completed and signed copies of (i) either Form W-8 BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code).  Thereafter and from time to time, each Lender shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrower in a written notice, directly or through the Administrative Agent, to such Lender and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Obligations.  Upon the request of the Borrower or the Administrative Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent a certificate to the effect that it is such a United States person.

(c)                                  Inability of Lender to Submit Forms.  If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 13.1 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such

Lender shall promptly notify the Borrower and Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

Section 13.2.                         No Waiver, Cumulative Remedies.  No delay or failure on the part of the Administrative Agent or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The rights and remedies hereunder of the Administrative Agent, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 13.3.                         Non-Business Days.  If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable.  In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 13.4.                         Documentary Taxes.  The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 13.5.                         Survival of Representations.  All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 13.6.                         Survival of Indemnities.  All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans, including, but not limited to, Sections 1.9, 10.3, and 13.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 13.7.                         Sharing of Set-Off.  Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders;

provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

Section 13.8.                         Notices.  Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt.  Notices under the Loan Documents to any Lender shall be addressed to its address or telecopier number set forth on its Administrative Questionnaire; and notices under the Loans Documents to the Borrower, any Guarantor or the Administrative Agent shall be addressed to its respective address or telecopier number set forth below:

to the Borrower or any Guarantor:	to the Administrative Agent:

750 John W. Carpenter Freeway	Bank of Montreal
Suite 700	115 South LaSalle Street
Irving, Texas 75039	Chicago, Illinois 60603
Attention: Omar A. Choucair	Attention: Kathleen Jones
Telephone: 972-581-2000	Telephone: 312-461-7077
Telecopy: 972-581-2100	Telecopy: 312-461-4008

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

Section 13.9.                         Counterparts.  This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 13.10.                  Successors and Assigns.  This Agreement shall be binding upon the Borrower and the Guarantors and their successors and assigns, and shall inure to the benefit of the Administrative Agent and each of the Lenders, and the benefit of their respective successors and assigns, including any subsequent holder of any of the Obligations.  The Borrower and the Guarantors may not assign any of their rights or obligations under any Loan Document without the written consent of all of the Lenders.

Section 13.11.                  Participants.  Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Administrative Agent shall have no obligation or responsibility to such participant.  Any agreement pursuant to which such participation  is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest.  The Borrower authorizes each Lender to disclose to any participant or prospective participant under this Section any financial or other information pertaining to the Borrower or any Subsidiary.

Section 13.12.                  Assignments.  (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                           Minimum Amounts.  (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)                        Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)                     Required Consents.  No consent shall be required for any assignment except to the extent required by Section 13.12(a)(i)(B) and, in addition:

(a)                        the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(b)                       the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)                    Assignment and Acceptance.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided that the processing and recordation fee shall not be required if the assignee is an Affiliate of the assigning Lender.

(v)                       No Assignment to Borrower or Affiliates.  No such assignment shall be made to the Borrower or any of its Affiliates or Subsidiaries.

(vi)                    No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.12(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.6 and 13.15 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.11 hereof.

(b)                                 Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)                                  Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

Section 13.13.                  Amendments.  Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent; provided that:

(i)                       no amendment or waiver pursuant to this Section 13.13 shall (A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan hereunder;

(ii)                    no amendment or waiver pursuant to this Section 13.13 shall, unless signed by each Lender, change the definition of Required Lenders, change the provisions of this Section 13.13, change the priority of payments contained in Section 3.1 hereof, change the pro rata sharing of payments contained in Section 13.7 hereof, release any material guarantor (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document; and

(iii)                 no amendment to Section 12 hereof shall be made without the consent of the Guarantor(s) affected thereby.

Section 13.14.                  Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 13.15.                  Costs and Expenses; Indemnification.  (a) The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by the Administrative Agent in connection with lien searches and with respect to any owned real property, periodic environmental audits, fixed asset appraisals and title insurance policies.  The Borrower agrees to pay to the Administrative Agent and each Lender, and any other holder of any Obligations outstanding hereunder, all costs and expenses reasonably incurred or paid by the Administrative Agent, such Lender, or any such holder, including reasonable attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Guarantor as a debtor thereunder).  The Borrower further agrees to pay all reasonable costs and expenses incurred by the Administrative Agent in protecting, preserving or enforcing rights under the Loan Documents.  The Borrower further agrees to indemnify the Administrative Agent, each Lender, and any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification.  The Borrower, upon demand by the Administrative Agent or a Lender at any time, shall reimburse the Administrative Agent or such Lender for any reasonable legal or other expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified.  To the extent permitted by applicable law, neither the Borrower nor any Guarantor shall assert, and each such Person hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  The obligations of the Borrower under this Section shall survive the termination of this Agreement.

(b)                                 The Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, each Indemnitee for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs and all fees and disbursements of counsel for any such Indemnitee, arising out of any of the following:  (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct or gross negligence of the relevant Indemnitee.  This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification.  This indemnification shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of each Indemnitee and its successors and assigns.

Section 13.16.                  Set-off.  In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender, each subsequent holder of any Obligation, and each of their respective affiliates, is hereby authorized by the Borrower and each Guarantor at any time or from time to time, without notice to the Borrower, any Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by that Lender, subsequent holder, or affiliate, to or for the credit or the account of the Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of the Borrower or such Guarantor to that Lender or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 13.17.                  Entire Agreement.  The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 13.18.                  Governing Law.  This Agreement and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.

Section 13.19.                  Severability of Provisions.  Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 13.20.                  Excess Interest.  Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other

Loan Document (“Excess Interest”).  If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 13.21.                  Construction.  The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents.  The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries.

Section 13.22.                  Lender’s Obligations Several.  The obligations of the Lenders hereunder are several and not joint.  Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 13.23.                  Submission to Jurisdiction; Waiver of Jury Trial.  The Borrower and the Guarantors hereby submit to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby.  The Borrower and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 13.24.                  USA Patriot Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 13.25.                  Confidentiality.  Each of the Administrative Agent and the Lenders severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder, or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j).  For purposes of this Section, “Information” means all information received from the Borrower or any of the Subsidiaries or from any other Person on behalf of the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries or from any other Person on behalf of the Borrower or any of the Subsidiaries.

[SIGNATURE PAGES TO FOLLOW]

This Bridge Loan Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“BORROWER”

DG FASTCHANNEL, INC.

By
Omar A. Choucair, Chief Financial Officer and Secretary

“GUARANTOR”

PATHFIRE, INC.

By
Omar A. Choucair, President

“ADMINISTRATIVE AGENT”

BANK OF MONTREAL, as Administrative Agent

By
Name
Title

“LENDERS”

BANK OF MONTREAL

By
Name
Title